Exhibit 99.1

DIRECT METHANOL FUEL CELL CORPORATION FILES PATENT FOR FUEL CARTRIDGE VALVE

PASADENA, CA.—November 2, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that its Direct Methanol Fuel Cell Corporation (DMFCC) subsidiary has filed a patent application for a miniature fuel cartridge valve. Portable electronic devices such as notebook computers and mobile phones are expected to be powered by fuel cells in the future. Fuel cells will provide electricity for the device as long as fuel is provided. International safety regulations specify that the fuel must be in a safe sealed container called the cartridge. The disposable cartridge must contain the fuel and only release fuel when the cartridge is properly connected to the fuel cell. A connector and valve are on both the fuel cell and the cartridge. This patent application concerns the cartridge valve and complements the previous patent application on the fuel cell valve. The cartridge valve is designed to work with any fuel cell regardless of size or geometrical shape, including rectangular, square and cylindrical. The valve is not restricted to any particular location on the cartridge, and it is also not limited to any particular orientation.

Dr. Carl Kukkonen, CEO of both VIASPACE and Direct Methanol Fuel Cell Corporation, reports, “With this new cartridge valve patent application, we are adding to our substantial intellectual property portfolio. DMFCC is focusing on the disposable cartridge business and can offer its customers a complete liquid fuel solution to safely and securely couple their fuel cell powered devices to specific cartridge designs.”

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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